[Hunton & Williams Letterhead]

                                                              EXHIBIT 5.1




                               November 11, 1996



Board of Directors
Humphrey Hospitality Trust, Inc.
12301 Old Columbia Pike
Silver Spring, Maryland  20904


                        Humphrey Hospitality Trust, Inc.
                      Registration Statement on Form S-11

Ladies and Gentlemen:

         We have acted as counsel to Humphrey Hospitality Trust, Inc., a Virginia corporation (the "Company"), in connection with its Registration Statement on Form S-11, as filed on November 12, 1996 with the Securities and Exchange Commission (the "Registration Statement"), with respect to shares of the Company's Common Stock, $.01 par value (the "Common Stock"), which are proposed to be offered and sold as described in the Registration Statement.

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Shares as described in the Registration Statement has ben validly authorized and, when issued and sold as described in the Registration Statement, the Common Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                                     Very truly yours,


                                                     /s/Hunton & Williams